Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

December 16, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES PRICING OF PUBLIC OFFERING

ATLANTA, Georgia. TRANSCEND SERVICES, INC. (the “Company”) (NASDAQ: TRCR) today announced today announced that the public offering of 2,220,000 shares of its common stock has priced at $16.75 per share. The Company is offering 1,500,000 shares of common stock and selling stockholders are offering the remaining 720,000 shares in the offering. The underwriters have a 30-day option to purchase up to an additional 333,000 shares from the Company and the selling stockholders.

Lazard Capital Markets LLC is the sole book-running manager and William Blair & Company is co-lead manager for the offering.

The Company intends to use the net proceeds of the shares sold by it in the offering to repay the remaining $5.0 million of its $7.0 million term loan, fund new acquisitions and to fund working capital and other general corporate initiatives. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

The public offering is being made only by means of a prospectus, copies of which may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or by calling (800) 542-0970.

This press release is not an offer to sell or the solicitation of an offer to buy these securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Transcend Services, Inc.

The Company provides Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s transcription and editing services securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to closing of the offering, as well as statements containing words like “intends,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the possible adverse impact on the market price of the Company’s shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in the Company’s Securities and Exchange Commission filings.